EXHIBIT 10.17

HEALTH CARE REIT, INC.

Summary of Director Compensation

For each calendar year, each non-employee member of the Board of Directors of Health Care REIT, Inc. (the “Company”) will receive an annual retainer of $80,000, payable in equal quarterly installments. Additionally, the chairs of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee each will receive an additional retainer of $15,000. If the Board of Directors holds more than four meetings in a year, each non-employee member of the Board will receive $1,500 for each meeting attended in excess of four meetings. With respect to the Audit, Compensation, Executive and Nominating/Corporate Governance Committees, if any of these committees holds more than four meetings in a year, each non-employee member of these committees will receive $1,000 for each meeting attended in excess of four meetings.

Each of the non-employee directors will receive, in each calendar year, a grant of deferred stock units with a value of $95,000, pursuant to the Company’s Amended and Restated 2005 Long-Term Incentive Plan. The deferred stock units will be convertible into shares of common stock of the Company in three equal installments on the first three anniversaries of the date of the grant. Recipients of the deferred stock units also will be entitled to dividend equivalent rights.